Exhibit 23.4

March 26, 2019

Scandium International Mining Corp.
501 - 1430 Greg Street
Sparks, Nevada
USA 89431

Re:	Scandium International Mining Corp. (the “Company”)
Registration Statement on Form S-8 (the “Registration Statement”)

I refer to the report entitled “Feasibility Study – Nyngan Scandium Project, Bogan Shire, NSW, Australia, NI 43-101 Technical Report” dated May 4, 2016 (the “Report”) on which I am named as having prepared or contributed to the preparation of such Report, which Report is referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Report in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the relevant portions of the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within my knowledge as a result of the services I performed in connection with such Report.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form S-8 and any amendment thereto, including post-effective amendments.

Yours truly,

Per:	/s/ Dean Basile
Dean Basile, B.Eng., GDipAppF&I, MAusIMM CP (Min)